Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

MAIA Biotechnology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity(1)	Common Stock, $0.0001 par value per share	—	—	—	—	—	—

Equity(1)	Preferred Stock, $0.0001 par value per share	—	—	—	—	—	—

Debt(1)	Debt Securities	—	—	—	—	—	—

Other(1)	Warrants	—	—	—	—	—	—

Other(1)	Subscription Rights	—	—	—	—	—	—

Other(1)	Units	—	—	—	—	—	—

Unallocated (Universal) Shelf (1)	—	457(o)	—	(3)	$150,000,000	0.0001102	$16,530

Total Offering Amounts							$16,530

Total Fees Previously Paid							—

Total Fee Offsets							$ —

Net Fee Due							$16,530

(1)	Represents Securities (as defined below) that may be offered and sold from time to time in one or more offerings by MAIA Biotechnology, Inc. (the “Company”).
(2)

There are being registered hereunder an indeterminate number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), in one or more series or classes, an indeterminate principal amount of the Company’s senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), an indeterminate number of warrants to purchase shares of Common Stock or Preferred Stock (the “Warrants”), an indeterminate number of subscription rights to purchase our Common Stock, Preferred Stock, Warrants, Debt Securities or Units (as defined below) in any combination (the “Subscription Rights”) and an indeterminate number of units composed of any of the foregoing (the “Units”) which together shall have an aggregate initial offering price not to exceed $150,000,000. The Common Stock, Preferred Stock, Debt Securities, Warrants, Subscription Rights and Units are collectively referred to herein as the “Securities.” If any Debt Securities are issued at an original issue discount, then the offering price of such Debt Securities shall be in such greater principal as shall result in an aggregate offering price not to exceed $150,000,000 less the aggregate dollar amount of all Securities previously issued hereunder. Any Securities registered hereunder may be sold separately or as Units with other Securities registered hereunder. The proposed maximum offering price of the Securities will be determined, from time to time, by the Company in connection with the issuance by the Company of the Securities registered hereunder. The Securities registered hereunder also include an indeterminate number of shares of Common Stock and Preferred Stock and amount of Debt Securities as may be issued upon conversion of or exchange for Preferred Stock or Debt Securities that provide for conversion or exchange, upon exercise of Warrants or Subscription Rights or pursuant to the anti-dilution provisions of any the Securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include an indeterminate number of shares of Common Stock and Preferred Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum aggregate offering price per class of Security will be determined from time to time by the Company in connection with the issuance by the Company of the Securities registered hereunder and is not specified as to each class of Security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.